Exhibit 3.1

CERTIFICATE OF DESIGNATION OF SERIES AA CONVERTIBLE PREFERRED STOCK OF REZOLUTE, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Rezolute, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS, the Board has previously designated 15,000,000 shares of Preferred Stock as Series A Preferred Stock; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.     Designation. There shall be a series of Preferred Stock that shall be designated as “Series AA Convertible Preferred Stock” (the “Series AA Preferred Stock”) and the number of Shares constituting such series shall be 5,000,000. The rights, preferences, powers, restrictions and limitations of the Series AA Preferred Stock shall be as set forth herein.

2.     Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series AA Preferred Stock shall rank senior to all Junior Stock (as defined herein).

3.     Dividends.

(a)       The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless the holders of the Series AA Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series AA Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series AA Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series AA Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series AA Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series AA Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series AA Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series AA Preferred Stock dividend. The “Series AA Original Issue Price” shall mean $10.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series AA Preferred Stock.

(b)       For so long as the Series AA Preferred Stock remains outstanding, the Corporation shall not declare, set apart or pay any dividend, whether in cash or other property (other than dividends payable in shares of Junior Stock), upon any common stock of the Corporation (the “Common Stock”) or any other stock ranking with respect to dividends or on liquidation junior to the Series AA Preferred Stock (such stock being referred to hereinafter collectively as “Junior Stock”) unless the holders of the Series AA Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series AA Preferred Stock.

4.     Conversion.

4.1      Optional Conversion.

(a)       Each share of Series AA Preferred Stock may be converted at any time and without the payment of additional consideration by the holder thereof, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the Series AA Original Issue Price by the Conversion Price in effect at the time of conversion (the “Conversion Rate”); provided, that the right of conversion shall terminate at the close of business on the full business day immediately preceding the date a Liquidating Event occurs, unless the Corporation fails to satisfy its redemption obligations on such date or such Liquidating Event does not occur on such date, in which case such conversion rights shall remain in effect. The initial conversion price, subject to adjustment as provided herein, is equal to $0.22 (the “Conversion Price”). Accordingly, the initial Conversion Rate for the Series AA Preferred Stock shall be 45.45454 shares of Common Stock for each one share of Series AA Preferred Stock surrendered for conversion. The applicable Conversion Rate and Conversion Price from time to time in effect are subject to adjustment as hereinafter provided.

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(b)       The Corporation shall not issue fractional shares of Common Stock upon conversion of Series AA Preferred Stock. If any fraction of a share of Common Stock would be issuable upon conversion of any Series AA Preferred Stock, the Corporation shall in lieu thereof round up to the next whole share of Common Stock.

(c)       In order to exercise the conversion privilege, the holder of any Series AA Preferred Stock to be converted shall surrender his, her or its certificate(s) therefor (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the principal office of the transfer agent for the Series AA Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Series AA Preferred Stock represented by such certificate(s), or any number thereof. Such notice shall also state the name(s) (with address) in which the certificate(s) for shares of Common Stock issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series AA Preferred Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument(s) of transfer, in form reasonably satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificate(s) (or lost certificate affidavit and agreement) and notice shall be the conversion date, and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. As soon as practicable after receipt of such notice and the surrender of the certificate(s) for Series AA Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, (i) a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, and (ii) if less than all shares of Series AA Preferred Stock represented by the certificate(s) so surrendered are being converted, a residual certificate or certificates representing the shares of Series AA Preferred Stock not converted.

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(d)        The Corporation shall at all times when the Series AA Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series AA Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series AA Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series AA Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the certificate of incorporation. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series AA Preferred Stock, the Corporation will take any corporate action that may be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

(e)       All shares of Series AA Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only for the right of the holder thereof to receive shares of Common Stock in exchange therefor. Any shares of Series AA Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series AA Preferred Stock accordingly.

4.2      Mandatory Conversion

(a)       Upon the occurrence of , (i) the vote or consent of the holders of two-thirds of the voting power of the then outstanding Series AA Preferred Stock to convert, or (ii) the amendment of the Corporation’s Certificate of Incorporation to increase the number of shares of Common Stock of the Corporation authorized to at least 500,000,000 shares, as adjusted (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (A) all outstanding shares of Series AA Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Rate and (B) such shares may not be reissued by the Corporation.

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(b)       All holders of record of shares of Series AA Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series AA Preferred Stock pursuant to this Section 4.2. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series AA Preferred Stock shall surrender his, her or its certificate(s) for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument(s) of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series AA Preferred Stock converted pursuant to 4.2 (a), including the rights, if any, to receive the Accruing Dividend, notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder(s) thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate(s) of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this 4.2 (b). As soon as practicable after the Mandatory Conversion Time and the surrender of certificate(s) (or lost certificate affidavit and agreement) for Series AA Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof. Such converted Series AA Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series AA Preferred Stock accordingly.

5.     Anti-Dilution Provisions.

5.1      Special Definitions. For purposes of this Section 5 of this Certificate of Designations, the following definitions shall apply:

(a)       “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5.3 below, deemed to be issued) by the Corporation after the Series AA Original Issue Date, other than (1) the following shares of Common Stock, (2) Options or Convertible Securities issued on or before the Series AA Original Issue Date and shares of Common Stock issued pursuant to such Options and Convertible Securities, and (3) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series AA Preferred Stock;

(ii)	shares of Common Stock issued on the conversion of any Convertible Security or Option existing as of the date of the initial closing of the offering to issue Series AA Preferred Stock;

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(iii)	shares of Common Stock issuable upon a stock split, stock dividend or any subdivision of shares of Common Stock;

(iv)	shares of Common Stock, Options or Convertible Securities issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to any equity incentive plan approved by the Board;

(v)	shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board;

(vi)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(vii)	shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by the Board; and

(viii)	shares of Common Stock, Options or Convertible Securities issued pursuant to an acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board.

Notwithstanding the foregoing, the securities issued or issuable under clauses (v) through (viii) above may not in the aggregate cumulatively exceed more than ten percent (10%) of the outstanding Common Stock of the Corporation on a fully diluted basis.

(b)       “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c)       “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(d)       “Series AA Original Issue Date” shall mean January 31, 2019.

5.2      No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series AA Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

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5.3      Deemed Issue of Additional Shares of Common Stock.

(a)       If the Corporation at any time or from time to time after the Series AA Original Issue Date shall issue any Options or Convertible Securities (excluding Options which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)       If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 5.4, are revised as a result of an amendment to such terms or any other adjustment (including an accreting dividend or liquidation preference that adjusts the applicable conversion rate or number of shares issuable pursuant to such Option or Convertible Security) pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lesser of (A) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (B) the adjusted Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

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(c)       If the terms of any Option or Convertible Security (excluding Options which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 5.4 (either because the consideration per share (determined pursuant to Section 5.5)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series AA Original Issue Date), are revised after the Series AA Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)       Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 5.4, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)       If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 5.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (i) and (ii) of this Section 5.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 5.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

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5.4      Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series AA Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.3), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i)	“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(ii)	“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(iii)	“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of any Options immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series AA Preferred Stock) immediately prior to such issue (assuming exercise of any outstanding Options therefor));

(iv)	“B” shall mean the aggregate consideration received by the Corporation with respect to the new issued divided by CP1; and

(v)	“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

5.5      Determination of Consideration. For purposes of this Section 5, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)       Cash and Property. Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

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(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)       Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.6      Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 5.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

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5.7      Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series AA Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series AA Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.8      Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series AA Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(a)       the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)       the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (1) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (2) no such adjustment shall be made if the holders of Series AA Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series AA Preferred Stock had been converted into Common Stock pursuant to Section 5 on the date of such event.

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5.9      Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series AA Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3 do not apply to such dividend or distribution, then and in each such event the holders of Series AA Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series AA Preferred Stock had been converted into Common Stock pursuant to Section 5 on the date of such event.

5.10      Adjustment for Merger or Reorganization, etc. Subject to, and without limiting, the provisions of Section 3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series AA Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction otherwise covered by this Section 5 or a Liquidating Event), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series AA Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series AA Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Series AA Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series AA Preferred Stock. For the avoidance of doubt, nothing in this Section 5.10 shall be construed as preventing the holders of Series AA Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the Delaware General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Section 5.10 be deemed conclusive evidence of the fair value of the shares of Series AA Preferred Stock in any such appraisal proceeding.

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5.11      Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable (but in any event not later than ten days (10 days)) thereafter compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series AA Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series AA Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series AA Preferred Stock (but in any event not later than ten days (10 days) thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series AA Preferred Stock.

5.12      Notice of Record Date. In the event the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series AA Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Liquidating Event or a Deemed Liquidation Event; or of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series AA Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series AA Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series AA Preferred Stock and the Common Stock. Such notice shall be sent as promptly as practicable and in any event at least ten days (10 days) prior to the record date or effective date for the event specified in such notice.

6.     Voting.

Each holder of outstanding shares of Series AA Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each share of Series AA Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Series AA Preferred Stock are convertible pursuant to this Certificate of Designations as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding shares of Series AA Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

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7.     Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation.

8.     Amendment and Waiver. Any of the rights, powers, preferences and other terms of the Series AA Preferred Stock and obligations of the Corporation set forth herein may be waived or amended on behalf of all holders of Series AA Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series AA Preferred Stock then outstanding.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this January 18, 2019.

REZOLUTE, INC.
By:/s/ Name: Keith Vendola Title: Chief Financial Officer

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